Exhibit 99.1

CBIZ, Inc. Names New President of CBIZ Financial Services

Accounting and Tax Unit Promotes Chris Spurio to Lead Next Phase of Growth

Cleveland – January 7, 2014 – CBIZ, Inc. (NYSE: CBZ), one of the nation’s largest providers of accounting, tax and advisory services, has named Chris Spurio as President of CBIZ Financial Services.

Spurio, who most recently served as Chief Operating Officer of the financial services practice, is now responsible for the group’s day-to-day management and strategy with a focus on organic growth and internal strategic initiatives.

His predecessor, David Sibits, will refocus his efforts on external initiatives such as mergers and acquisitions and recruiting senior level talent. Sibits remains on the executive committee and assumes the title of Senior Vice President, Strategic Development of CBIZ Financial Services.

“Dave’s efforts have resulted in a tremendous foundation to drive further growth. My focus now is to accelerate the revenue growth of our accounting practice,” said Spurio. “To that end, key objectives include the further development of our consulting service groups, recruiting experienced partner-level professionals and expanding our business development manager program and marketing resources.”

Sibits’ tenure began in 2007 and includes notable accomplishments such as instituting a recruitment strategy for new personnel and company acquisitions. His efforts expanded the CBIZ footprint into markets such as Boston, New York City, Memphis and Florida.

“The new roles that Chris and I are taking on are logical progressions for our respective careers. Having worked closely with Chris in recent years, the change allows us both to maximize our individual strengths for the next leg of our company’s growth,” added Sibits. “M&A remains an important initiative as industry consolidation continues. It’s also a full-time job and, with my new responsibilities, I’ll be in a position to more effectively leverage my time and contacts.”

Spurio joined CBIZ in January 1998 and served as Corporate Controller until 1999, after which he served as Vice President of Finance until 2008. From 2008 to 2010, he served as Executive Managing Director of the Financial Services Group’s Midwest Region.

Prior to joining CBIZ, Spurio was associated with KPMG LLP, an international accounting firm. He is a CPA, CGMA and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

About CBIZ, Inc.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the nation’s largest brokers of employee benefits and property and casualty insurance, and one of the largest accounting and valuation companies in the United States, the Company’s services are provided through nearly 100 Company offices in 32 states.